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                                                                    Exhibit C.2.


                                    BYLAWS
                                      OF
                               THE REGIS FUND II


                                   ARTICLE 9
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                        Issuance of Shares Certificates

9.1 SHARE CERTIFICATES. In lieu of issuing certificates for shares of the Trust, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

       The Trustees may at any time authorize the issuance of share certificates either in limited cases or to all Shareholders. In that event, a Shareholder may receive a certificate stating the number of shares owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the president or a vice president and by the treasurer or assistant treasurer. Such signatures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

9.2 LOSS OF CERTIFICATES. In case of the alleged loss or destruction or the mutilation of a share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees shall prescribe. The Trust may require the owner of the lost, destroyed or mutilated share certificate, or his or her legal representative, to give the Trust a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, destruction or mutilation of any such certificate or the issuance of such new certificate.

9.3 ISSUANCE OF NEW CERTIFICATE TO PLEDGEE. A pledgee of shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a Shareholder, and entitled to vote thereon.
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9.4    DISCONTINUANCE OF ISSUANCE OF CERTIFICATES.  The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each Shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

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